EXHIBIT 10.18

VARIABLE RATE

DEMANDE NOTE

530 - 8 Avenue SW, Suite 2700
Calgary, AB T2P 3S8		$1 500 000,00
Branch address	Date (YYYY MM DD)	Amount

ON DEMAND, I promise to pay to the order of NATIONAL BANK OF CANADA the sum of One Million Five Hundred Thousand                                         00 /100 dollars with interest payable monthly at the Bank’s prime rate* plus 2.0 per cent per annum up to and after maturity, until fully paid, plus minimum charges of $10, at the above National Bank of Canada branch. The prime rate as at the date of this note is 3.0 per cent per annum.

I acknowledge that value has been received as consideration for this note.

*	Prime rate: The annual variable interest rate posted by National Bank of Canada from time to time, which is used to determine the interest rate on loans in Canadian dollars made in Canada.

LEGEND ENERGY CANADA LTD.

/s/ Marshall Diamond-Goldberg	/s/ Kyle Severson
Signature	Signature